UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 8, 2008

ALPHARMA INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

440 Route 22, Bridgewater New Jersey 08807 (Address of principal executive offices)
(866) 322-2525 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 8, 2008 the shareholders of Alpharma Inc. (the "Registrant") approved the amendment and restatement of the Alpharma Inc. 2003 Omnibus Incentive Compensation Plan ("Plan"). The Plan amendments include: (i) an increase by 2,000,000 shares of the total number of shares available for issuance under the Plan, (ii) an increase of the limit on the maximum amount of stock-based awards (from 100,000 to 300,000 shares) and the maximum amount of cash-based awards (from $1,000,000 to $2,000,000) that one participant may receive in a single fiscal year, (iii) an expansion of the permissible list of performance goals under the Plan, (iv) the removal of the limit on the number of shares that may be issued for Awards other than stock options or stock appreciation rights (SARs), and (v) a series of technical revisions in order to address changes in the way the Plan is administered, mainly as a result of recent tax and accounting developments.

On May 8, 2008 the shareholders of the Registrant also approved the amendment and restatement of the Alpharma Inc. Employee Stock Purchase Plan ("ESPP"). The ESPP amendments include: (i) an increase by 500,000 of shares the total number of shares available for issuance under the ESPP and (ii) a provision that the employees of the Registrant's Active Pharmaceutical Ingredients business, that was sold effective March 31, 2008, be excluded from the class of employees eligible to participate in the ESPP after March 31, 2008

Item 2.02. Results of Operations and Financial Condition

On May 9, 2008, the Registrant issued a press release announcing a gain adjustment of $8.0 million to the amount previously reported in its earning release on May 5, 2008. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Alpharma Inc. 2003 Omnibus Incentive Compensation Plan, amended and restated as of February 22, 2008, is filed as an Exhibit to this Report.
10.2	Alpharma Inc. Employee Stock Purchase Plan, amended and restated effective as of March 11, 2008, is filed as an Exhibit to this Report.
99.1	Press release issued by the Registrant on May 9, 2008, is filed as an Exhibit to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC. (Registrant) By: /s/ Jeffrey S. Campbell Jeffrey S. Campbell Executive Vice President and Chief Financial Officer

Date: May 12, 2008